Exhibit 10.204

SECOND AMENDED AND RESTATED

EMPLOYMENT CONTINUATION PLAN

FOR KEY EMPLOYEES OF

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

1.         General Statement of Purpose. With the high level of corporate acquisition and restructuring activity over the past several years, employees are understandably concerned about their careers and their personal financial security. As a result, even rumors of acquisitions and restructuring cause employees to consider major career changes in an effort to assure financial security for themselves and their families.

This Second Amended and Restated Employment Continuation Plan for Key Employees of Dollar Thrifty Automotive Group, Inc. (the “Plan”), effective as of December 9, 2008, amends and restates in its entirety that certain Employment Continuation Plan for Key Employees of Dollar Thrifty Automotive Group, Inc. previously adopted by the Board (as defined below) on September 29, 1998, amended and restated as of April 21, 2004, and as amended September 28, 2005 and February 1, 2007, and is designed to assure fair treatment of Key Employees (as defined below) in the event of a Change in Control (as defined below). In such circumstances, it would permit Key Employees to make critical career decisions in an atmosphere free of time pressure and financial uncertainty, increasing their willingness to remain with Dollar Thrifty Automotive Group, Inc. (“DTAG”) notwithstanding the outcome of a possible Change in Control.

2.         Term. The Plan shall automatically terminate as of the earlier of (i) the close of business on December 31, 2009, or (ii) the expiration of the Employment Continuation Period (the “Term”); provided, however, that (A) commencing on October 1, 2009 and each October 1 thereafter, the Term will automatically be extended for an additional year unless, not later than September 30 of the same year, the Company shall have given notice that it does not wish to have the Term extended.

3.         Definitions. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates otherwise:

(a)       Accrued Obligations. The term “Accrued Obligations” means, with respect to each Employee as of the Key Employee’s Termination Date, (i) any earned and unpaid regular salary through the Termination Date and (ii) any earned and unpaid bonus for any prior year to the year in which the Key Employee’s Termination Date occurs.

(b)       Base Pay. The term “Base Pay” means, with respect to each Key Employee, the greatest of (i) the Key Employee’s annual fixed or base salary as in effect for the Key Employee immediately prior to the occurrence of a Change in Control, or (ii) an amount equal to the average of the Key Employee’s annual fixed or base salary as in effect for the Key Employee during the two fiscal years immediately preceding the fiscal year in which the Change in Control occurs, or (iii) the Key Employee’s annual fixed or base salary as in effect for the Key Employee immediately prior to his Termination Date.

(c)	Board. The term “Board” shall mean the board of directors of DTAG.

(d)       Cause. The term “Cause” shall mean that, prior to any termination of employment, the Key Employee shall have committed:

(i)        a criminal violation involving fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company;

(ii)	intentional wrongful damage to property of the Company; or

(iii)      intentional wrongful disclosure of secret processes or confidential information of the Company;

and any such act shall have been materially harmful to the Company. For purposes of the Plan, no act or failure to act on the part of the Key Employee shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done or omitted to be done by the Key Employee not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Key Employee shall not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to the Key Employee a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the Board then in office at a meeting of the Board called and held for such purpose, after reasonable notice to the Key Employee and an opportunity for the Key Employee, together with his counsel (if the Key Employee chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Key Employee had committed an act constituting “Cause” as herein defined and specifying the particulars thereof in detail. Nothing herein will limit the right of the Key Employee or his beneficiaries to contest the validity or propriety of any such determination.

(e)       Change in Control. The term “Change in Control” shall mean the occurrence during the Term of any of the following events:

(i)        DTAG is merged, consolidated or reorganized into another corporation or other legal person, unless, in each case, immediately following such merger, consolidation or reorganization, the Voting Stock of DTAG outstanding immediately prior to such merger, consolidation or reorganization continues to represent (either by remaining outstanding or by being converted into Voting Stock of the surviving entity or any parent thereof), more than 60% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such merger, consolidation or reorganization (including, without limitation, an entity which as a result of such merger, consolidation or reorganization owns DTAG or all or substantially all of DTAG’s assets either directly or through one or more Subsidiaries);

(ii)       DTAG sells or otherwise transfers all or substantially all of its assets to another corporation or legal person, unless, in each case, immediately following such sale or transfer, the Voting Stock of DTAG outstanding immediately prior to such sale or transfer continues to represent (either by remaining outstanding or by being converted into Voting Stock of the surviving entity or any parent thereof), more than 60% of the combined voting power of the then outstanding shares of

Voting Stock of the entity resulting from such sale or transfer (including, without limitation, an entity which as a result of such transaction owns DTAG or all or substantially all of DTAG’s assets either directly or through one or more Subsidiaries);

(iii)      The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the combined voting power of the Voting Stock of DTAG then outstanding after giving effect to such acquisition; or

(iv)      Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the date hereof whose election or nomination for election by DTAG’s shareholders, was approved by a vote of at least two- thirds of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of DTAG in which such person is named as a nominee for Director, without objection to such nomination) shall be deemed to be or have been a member of the Incumbent Board.

Notwithstanding the foregoing Section 3(d)(iii), unless otherwise determined in a specific case by majority vote of the Board, a “Change in Control” shall not be deemed to have occurred for purposes of Section 3(d)(iii) solely because (A) the Company, or (B) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report or item therein) under the Exchange Act disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 35% or otherwise.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur under this Plan unless the events that have occurred would also constitute a “Change in the Ownership or Effective Control of a Corporation or in the Ownership of a Substantial Portion of the Assets of a Corporation” under Treasury Department Final Regulation 1.409A-3(j)(5), or any successor thereto.

(f)        Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended.

(g)       Committee. The term “Committee” shall mean the Human Resources and Compensation Committee of the Board.

(h)       Company. The term “Company” shall mean DTAG and/or its Subsidiaries, as the context may require.

(i)        Continuation Period. The term “Continuation Period” shall mean one (1) year for Key Employees listed on Annex B and two and one-half (2.5)years for Key Employees listed on Annex A.

(j)        Employee Benefits. The term “Employee Benefits” shall mean the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which the Key Employee is entitled to participate, including without limitation any Retirement Plan, stock option, performance share, performance unit, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Company, providing perquisites, benefits and service credit for benefits at least as great in the aggregate as are payable thereunder prior to a Change in Control.

(k)       Employment Continuation Compensation. The term “Employment Continuation Compensation” shall mean Employment Continuation Pay and other benefits under the Plan.

(l)        Employment Continuation Pay. The term “Employment Continuation Pay” shall mean the amount payable as set forth in Section 5(a) of the Plan.

(m)      Employment Continuation Period. The term “Employment Continuation Period” shall mean the period of time commencing on the date of the first occurrence of a Change in Control and continuing until the second anniversary of the occurrence of the Change in Control.

(n)       ERISA. The term “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(o)       Exchange Act. The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(p)       Incentive Pay. The term “Incentive Pay” means the greatest of (i) an annual amount equal to the average of the annual bonus made, in regard to services rendered in any fiscal year, during the two fiscal years immediately preceding the fiscal year in which the Change in Control occurs, (ii) the amount of the annual bonus made or to be made in regard to services rendered for the fiscal year immediately preceding the fiscal year in which the Change in Control occurs, or (iii) the target bonus opportunity for the fiscal year in which the Change in Control occurs pursuant to the annual bonus program of the Company applicable to the Key Employee (whether or not funded), or any successor thereto.

(q)       Key Employee. The term “Key Employee” shall mean any employee of the Company who is either (i) identified on Annex A or (ii) at the Salary grade of 42, 41 or 40 and who is identified on Annex B hereto, and, in either case, who consents in writing to be subject to the provisions of Section 8(a) and (b) of the Plan. Notwithstanding the foregoing, employees who would otherwise be Key Employees shall not be Key Employees for purposes of the Plan if they have entered into an employment agreement, employment continuation agreement or similar arrangement (other than the Dollar Thrifty Automotive

Group, Inc. Employment Continuation Plan) with the Company providing for the payment of employment continuation compensation in specified circumstances following a Change in Control. In addition, the term “Key Employee” shall include such other employees of the Company as shall be designated in writing by, or in minutes of the actions of, the Committee.

(r)        Retirement Plans. The term “Retirement Plans” means (i) all “employee pension benefit plans,” as defined in Section 3(2) of ERISA, including without limitation all pension, thrift, savings, profit-sharing, retirement income, target benefit, supplemental executive retirement, and excess benefits plans, and (ii) all supplemental insurance plans, programs and arrangements applicable to the Key Employee.

(s)       Subsidiary. The term “Subsidiary” shall mean a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by DTAG.

(t)        Termination Date. The term “Termination Date” means the date on which the Key Employee’s employment is terminated (the effective date of which shall be the date of separation from service, in accordance with Section 409A of the Code).

(u)       Voting Stock. The term “Voting Stock” means securities entitled to vote generally in the election of the Board.

4.	Eligibility Under The Plan.

(a)       Subject to the limitations described below, the Plan applies to Key Employees who are employed on the date that a Change in Control occurs. Subject to Section 2, DTAG reserves the right, at any time prior to the occurrence of a Change in Control, to amend, modify, change or terminate the Plan with or without notice and without any liability to Key Employees, provided, however, that no such amendment, modification, change or termination which adversely affects the rights of any Key Employee shall be effective with respect to such Key Employee if such amendment, modification, change or termination otherwise would become effective following the commencement of any action by or discussion with a third person that ultimately results in a Change in Control for purposes of this Plan. A Key Employee will be eligible for Employment Continuation Compensation in accordance with Sections 4(b), 4(c) and 4(d), as applicable.

(b)       A Key Employee will not be entitled to Employment Continuation Compensation, other than the Accrued Obligations, if the Key Employee’s termination is the result of:

(i)	The Key Employee’s death;

(ii)       The Key Employee becoming permanently disabled within the meaning of, and actually receiving disability benefits pursuant to, the long-term disability plan in effect for, or applicable to, the Key Employee immediately prior to the Change in Control; or

(iii)	Cause.

(c)       A Key Employee who is listed on Annex A will be eligible for Employment Continuation Compensation if, within two years after the occurrence of a Change in Control:

(i)        The Key Employee’s employment with the Company is terminated by the Company other than for Cause, death or disability; or

(ii)       The Key Employee terminates his employment with the Company following the occurrence of any of the following events:

(A)      Failure to reelect or otherwise to maintain the Key Employee in the office or the position, or a substantially equivalent office or position, of or with the Company (or any successor thereto by operation of law or otherwise), as the case may be, which the Key Employee held immediately prior to a Change in Control, or the removal of the Key Employee as a Director of the Company (or any successor thereto) if the Key Employee shall have been a Director of the Company immediately prior to the Change in Control;

(B)      (1) A significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company which the Key Employee held immediately prior to the Change in Control, (2) a material reduction in the aggregate of the Key Employee’s annualized base compensation received from the Company, or (3) the termination or denial of the Key Employee’s rights to Employee Benefits or a material reduction in the scope or value thereof;

(C)      A change in circumstances following a Change in Control, including, without limitation, a material diminution in the scope of the business or other activities for which the Key Employee was responsible immediately prior to the Change in Control, which has rendered the Key Employee substantially unable to carry out, has substantially hindered Key Employee’s performance of, or has caused the Key Employee to suffer a substantial reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position held by the Key Employee immediately prior to the Change in Control;

(D)      The Company relocates its principal executive offices (if such offices are the principal location of Key Employee’s work), or the Company requires the Key Employee to have his principal location of work changed, to any location that, in either case, is in excess of 50 miles from the location thereof immediately prior to the Change in Control, (which shall be deemed to result in a material change in geographic location); or

(E)       A material breach of this Plan by the Company or any successor thereto.

(d)       A Key Employee who is listed on Annex B will be eligible for Employment Continuation Compensation if, within two years after the occurrence of a Change in Control, (i) the Key Employee’s employment with the Company is terminated by the Company other than for Cause, death or Disability, or (ii) the Key Employee voluntarily terminates his employment with the Company following the Key Employee’s annualized base compensation being reduced to 90% or less of his Base Pay (which shall be deemed to result in a material diminution in base compensation).

(e)       Notwithstanding anything herein to the contrary a Key Employee shall not be eligible for Employment Continuation Compensation unless (i) the Key Employee’s employment is terminated pursuant to Section 4(c)(i) or (ii) a condition as set forth in 4(c) or 4(d), as applicable, exists and (a) the Key Employee provides notice to the Company within 90 days of the existence of the condition, and (b) the Company does not remedy the condition within 30 days of receipt of such notice.

(f)        Notwithstanding anything contained in this Agreement to the contrary, upon any termination of employment, the Key Employee shall be entitled to receive the Accrued Obligations.

5.	Employment Continuation Compensation.
(a)	Employment Continuation Pay.

(i)        The Company shall pay to the Key Employee the Accrued Obligations within the time period required by law, but in no event more than 30 days following the Termination Date.

(ii)       Payment or provision of the Employment Continuation Compensation as set forth in this Section 5, other than the Accrued Obligations, is conditioned upon the Key Employee executing and delivering a release (the “Release”) substantially in the form provided in Annex C, within 30 days following the Termination Date and any payment, the receipt of which is conditioned upon the Key Employee executing and delivering the Release, shall be paid no sooner than the 40th day following the Termination Date with interest in accordance with Section 5(a)(iv), provided that the Key Employee has not revoked the Release as of such date.

(iii)      Subject to Section 8, each Key Employee who is listed on Annex A and who becomes eligible for Employment Continuation Compensation in accordance with Section 4(c), shall receive Employment Continuation Pay from the Company as follows:

(A)      A lump sum payment in an amount equal to (i) the Accrued Obligations and (ii) the prorated portion of any annual bonus payable in the year in which the Key Employee’s Termination Date occurs, determined at the greater of actual or target in accordance with the provisions of the annual bonus plan applicable to the Key Employee or any successor plan; and

(B)      A lump sum payment in an amount equal to (i) the sum of the Key Employee’s amount of Base Pay and Incentive Pay, multiplied by (ii) two and one-half (2.5) .

(iv)      Subject to Section 8, each Key Employee who is listed on Annex B and becomes eligible for Employment Continuation Compensation in accordance with Section 4(d) shall receive Employment Continuation Pay from the Company as follows:

(A)      A lump sum payment in an amount equal to (i) the Accrued Obligations and (iii) the prorated portion of any annual bonus payable in the year in which the Key Employee’s Termination Date occurs, determined at the greater of actual or target in accordance with the provisions of the annual bonus plan applicable to the Key Employee or any successor plan; and

(B)      A lump sum payment in an amount equal to the sum of the Key Employee’s amount of Base Pay and Incentive Pay.

(v)       Notwithstanding the foregoing, if on the Termination Date, the Key Employee is a “specified employee” (within the meaning of Section 409A(2)(B) of the Code) then any portion of the lump sum payment referred to in Section 5(a)(i)(B) or 5(a)(ii)(B) above, as applicable, that does not qualify for the separation pay plan exception to Section 409A of the Code, then such amounts shall be paid with interest in accordance with Section 5(a)(iv) on the first business day of the first calendar month that begins after the six-month anniversary of the Termination Date or, if earlier, on the date of the Key Employee’s death.

(vi)      Without limiting the rights of any Key Employee at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite “prime rate” as quoted from time to time during the relevant period in The Wall Street Journal. Such interest will be payable as it accrues on demand, provided that if the Key Employee is a “specified employee” on the Termination Date, no such payment will be made prior to the first business day of the first calendar month that begins after the six-month anniversary of the Termination Date. Any change in such prime rate will be effective on and as of the date of such change.

(b)       Health and Life Benefits. Key Employees receiving Employment Continuation Benefits shall receive certain benefits as set forth in this Section 5(b) during the Continuation Period. During the Continuation Period, the Company will arrange to provide the Key Employee (and his dependents and beneficiaries, to the extent applicable) with

Employee Benefits that provide health and life benefits (but not disability, stock option, performance share, performance unit, stock purchase, stock appreciation or similar compensatory benefits) substantially similar to those that the Key Employee was receiving or entitled to receive immediately prior to the Termination Date (or, if greater, immediately prior to the reduction, termination or denial described in Section 4(c)(ii)(B) as to Key Employees listed on Annex A), except that the level of any such Employee Benefits to be provided to the Key Employee may be reduced in the event of a corresponding reduction generally applicable to all recipients of or participants in such Employee Benefits. During the Continuation Period, the Key Employee will be required to pay the same cost of coverage, co-pays, deductibles and other similar payments paid by the Key Employee immediately prior to the Termination Date. If and to the extent that any benefit described in this Section 5(b) is not or cannot be paid or provided under any policy, plan, program or arrangement of the Company, then the Company will itself pay or provide for the payment to the Key Employee, his dependants and beneficiaries, of such Employee Benefits along with, in the case of any benefit described in this Section 5(b) which is subject to tax because it is not or cannot be paid or provided under any such policy, plan, program or arrangement of the Company, an additional amount such that after payment by the Key Employee or his dependants or beneficiaries, as the case may be, of all taxes so imposed, the recipient retains an amount equal to such taxes. Notwithstanding the foregoing, or any other provision of the Plan, for purposes of determining the period of continuation coverage to which the Key Employee or any of his dependants is entitled pursuant to Section 4980B of the Code (or any successor provision thereto) under the Company’s medical, dental and other group health plans, or successor plans, the Key Employee’s “qualifying event” shall be the termination of the Continuation Period and the Key Employee shall be considered to have remain actively employed on a full-time basis through that date. Employee Benefits otherwise received by the Key Employee pursuant to this Section 5(b) will be reduced to the extent comparable welfare benefits are actually received by the Key Employee from another employer during the Continuation Period and any such benefits actually received by the Key Employee shall be reported by the Key Employee to the Company. The benefit provided in this Section 5(b) from the Termination Date through the end of the time during which the Key Employee would otherwise be entitled to continuation coverage under a group health plan of the Company under Section 1980B of the Code (COBRA), if the Key Employee elected such coverage and paid the applicable premiums, is intended to be exempt from Section 409A of the Code pursuant to the medical benefits exception as set forth in Section 1.409A-1(b)(9)(v)(b) of the regulations promulgated under the Code.

(c)       Outplacement Services. Each Key Employee listed on Annex A who becomes eligible for Employment Continuation Compensation in accordance with Section 4(c) shall be reimbursed by the Company for reasonable expenses incurred for outplacement counseling (1) which are pre-approved by the Administrator, (ii) which do not exceed $20,000, and (iii) which are incurred by the Key Employee within fifty-two (52) weeks following the Termination Date. Each Key Employee listed on Annex B who becomes eligible for Employment Continuation Compensation in accordance with Section 4(d) shall be reimbursed by the Company for reasonable expenses incurred for outplacement counseling (i) which are pre-approved by the Administrator, (ii) which do not exceed $20,000, and (iii) which are incurred by the Key Employee within twenty-six (26) weeks following the Termination Date. The provision of outplacement services is intended to be exempt from Section 409 of the Code pursuant to the in-kind benefits exception as set forth in Section 1.409A-1(b)(9)(v)(c) of the regulations promulgated thereunder.

(d)       Company Car. During the Continuation Period, the Company will arrange to provide each Key Employee with one or more cars in accordance with the policies and procedures of the Company regarding the provision of cars to its employees existing immediately prior to the Change in Control. The benefit provided in the first sentence of this Section 5(d) from the Termination Date through the end of the second taxable year following the year in which such Termination Date occurs is intended to be exempt from Section 409 of the Code pursuant to the in-kind benefits exception as set forth in Section 1.409A-1(b)(9)(v)(c) of the regulations promulgated thereunder.

(e)       Financial, Investment and Tax Planning. During the Continuation Period, the Company will arrange to provide each Key Employee with financial, investment and tax planning services in accordance with the policies and procedures of the Company regarding the provision of such services to its executives existing immediately prior to the Change in Control. The benefit provided in this Section 5(e) from the Termination Date through the end of the second taxable year following the year in which such Termination Date occurs is intended to be exempt from Section 409 of the Code pursuant to the in-kind benefits exception as set forth in Section 1.409A-1(b)(9)(v)(c) of the regulations promulgated thereunder.

(f)        In-Kind Benefits. The benefits provided pursuant to subsections 5(b), (c), (d), and (e) in any one taxable year shall not affect the benefits provided under such subsections in any other taxable year. The benefits provided herein are not subject to liquidation rights nor can they be exchanged for any other benefit.

6.         Mitigation. A Key Employee shall not be required to mitigate the amount of any payment or benefit provided for in the Plan by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of any Key Employee hereunder or otherwise, except as expressly provided in Section 12 and in the last sentence of Section 5(b).

7.         Source of Employment Continuation Pay, etc. Employment Continuation Pay , other than the Accrued Obligations, shall not be included as earnings for the purpose of calculating contributions or benefits under any employee benefit plan of the Company. Employment Continuation Pay shall not be made from any benefit plan funds, and shall constitute an unfunded unsecured obligation of the Company.

8.	Confidentiality; Nonsolicitation.

(a)       During the Term, the Company has disclosed to the Key Employee its confidential or proprietary information (as defined in this Section 8(a)) to the extent necessary for the Key Employee to carry out his obligations to the Company. As a condition to his participation in the Plan, each Key Employee shall covenant and agree that he will not, without the prior written consent of the Company, during the Term or thereafter disclose to, or use in connection with engaging in competition with the Company, any confidential or proprietary information of the Company. For purposes of this Plan, the term “confidential or proprietary information” will include all information of any nature and in any form that is owned by the Company and that is not publicly available (other than by the Key Employee’s breach of this Section 8(a)) or generally known to persons engaged in businesses similar or related to those of the Company. Confidential or proprietary information will include, without limitation, the Company’s financial matters, customers, employees, industry contracts, strategic business plans, product development (or other proprietary product data), marketing plans, and all other secrets and all other information of a confidential or proprietary nature. For purposes of the preceding two sentences, the term “Company” specifically includes any Subsidiary (collectively, the “Restricted Group”). The foregoing obligations imposed by this Section 8(a) will not apply (i) during the Term, in the course of the business of and for the benefit of the Company, (ii) if such confidential or proprietary information will have become, through no fault of the Key Employee, generally known to the public or (iii) if the Key Employee is required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement).

(b)       As a condition to his participation in the Plan, each Key Employee shall covenant and agree that during the Continuation Period the Key Employee will not, without the prior written consent of the Company, which consent shall not unreasonably be withheld, on behalf of the Key Employee or on behalf of any person, firm or company, directly or indirectly, attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any employee of the Restricted Group to give up, or to not commence, employment or a business relationship with the Restricted Group.

9.	Funding; Professional Fees and Expenses.

(a)       It is the intent of the Company that the Key Employees not be required to incur fees and related expenses for the retention of attorneys, accountants, actuaries, consultants, and/or other professionals (“professionals”) in connection with the interpretation, enforcement or defense of his rights under this Plan by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Key Employees hereunder. Accordingly, if it should appear to any Key Employee that the Company has failed to comply with any of its obligations under this Plan or in the event that the Company or any other person takes or threatens to take any action to declare this Plan void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Key Employee the benefits provided or intended to be provided to the Key Employee hereunder, the Company irrevocably authorizes the Key Employee from time to time to retain one or more professionals of the Key Employee’s choice, at the expense of the Company as hereafter provided, to advise and represent the Key Employee in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior relationship between the Company and such professional, the Company irrevocably consents to the Key Employee’s entering into a relationship with any such professional, and in that connection the Company and the Key Employee agree that a confidential relationship shall exist between the Key Employee and any such professional. Without respect to whether the Key Employee prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all reasonable fees and related expenses incurred by the Key Employee in connection with any of the foregoing. In no event shall the benefits payable pursuant to this Section 9(a) in one taxable year affect the benefits payable pursuant to this Section 9(a) in another taxable year. All expenses accrued pursuant to this Section 9(a) by the Key Employee or his Beneficiary shall be reimbursed in full within ten (10) business days after the Key Employee or his Beneficiary submits a detailed invoice to the Company in accordance with the Company’s general reimbursement guidelines, as may be in effect from time to time, provided that in no event shall such amounts be paid later than the end of the Company’s taxable year following the taxable year in which the expense is incurred. Any reimbursement provided hereunder may not be subject to liquidation or exchange for another benefit. If the Key Employee is a “specified employee” within the meaning of Section 409A of the Code as of the Termination Date, then in no event shall the benefits of this Section 9(a) be provided prior to the first business day of the first calendar month that begins after the six-month anniversary of the Termination Date, unless it is determined that such earlier payment is permissible in accordance with Section 409A of the Code. The Key Employee, or his Beneficiary, will be entitled to the benefits pursuant to this Section 9(a) during the life of the Key Employee and ten years following his death.

(b)       Without limiting the obligations of the Company pursuant to this Plan, in the event a Change in Control occurs, the performance of the Company’s obligations under this Plan may be secured by amounts deposited or to be deposited in trust pursuant to certain trust agreements to which the Company shall be a party, providing, among other things for the payment of Employment Continuation Compensation to the Key Employees pursuant to Section 5, and providing that the reasonable fees and related expenses of one or more professionals selected from time to time by the Key Employees pursuant to Section 9(a) shall be paid, or reimbursed to the Key Employees if paid by the Key Employees, either in accordance with the terms of such trust agreements, or, if not so provided, on a regular, periodic basis upon presentation by the Key Employees to the trustee of a statement or statements prepared by such professional in accordance with its customary practices. Any failure by the Company to satisfy any of its obligations under this Subsection shall not limit the rights of the Key Employees hereunder. Upon the earlier to occur of (i) a Change of a Control or (ii) a declaration by the Board that a Change in Control is imminent, the Company shall promptly to the extent it has not previously done so:

(A)      for the benefit of Key Employees listed on Annex A, transfer to trustees of such trust agreements to be added to the principal of the trusts a sum equal to (i) the present value on the date of the Change in Control (or on such fifth business day if the Board has declared a Change in Control to be imminent) of the payments to be made to the Key Employees listed on Annex A under the provisions of Sections 5, such present value to be computed using a discount rate of 8%, less (ii) the balance in the Key Employees’ accounts provided for in such trust agreements as of the most recent completed valuation thereof, as certified by the trustee under each trust agreement;

provided, however, that if the trustee under any trust agreement, respectively, does not so certify by the end of the fourth business day after the earlier of such Change in Control or declaration, then the balance of such respective account shall be deemed to be zero. Any payments of employment continuation compensation or other benefits hereunder by the trustee pursuant to any trust agreement shall, to the extent thereof, discharge the Company’s obligation to pay employment continuation compensation and other benefits hereunder, it being the intent of the Company that assets in such trusts be held as security for the Company’s obligation to pay employment continuation compensation and other benefits under this Plan; and

(B)      transfer to the trustees to be added to the principal of the trusts under the trust agreements the sum of FIVE HUNDRED THOUSAND DOLLARS ($500,000) less any principal in such trusts on such fifth business day dedicated to the payment of the Company’s obligations under Section 10(a). Any payments of the Key Employees’ reasonable professional fees and related expenses by the trustees pursuant to the trust agreements shall, to the extent thereof, discharge the Company’s obligation hereunder, it being the intent of the Company that assets in such trust be held as security for the Company’s obligation under Section 10(a). The Key Employees understand and acknowledge that the corpus of the trust, or separate portion thereof, dedicated to the payment of the Company’s obligations under Section 10(a) will be $500,000 and that such amount will be available to discharge not only the obligations of the Company to the Key Employees under Section 10(a), but also similar obligations of the Company to other Key Employees and employees under similar provisions of other agreements.

(c)       Subject to the foregoing, the Key Employees shall have the status of general unsecured creditors of the Company and shall have no right to, or security interest in, any assets of the Company.

10.       Employment Rights. Nothing expressed or implied in the Plan shall create any right or duty on the part of the Company or any Key Employee to have the Key Employee remain in the employment of the Company at any time prior to a Change in Control. Any termination of employment of any Key Employee or the removal of any Key Employee from the office or position in the Company prior to a Change in Control but following the commencement of any discussion with any third person that ultimately results in a Change in Control shall be deemed to be a termination or removal of the Key Employee after a Change in Control for purposes of the Plan.

11.       Withholding of Taxes. The Company may withhold from any amounts payable under the Plan all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

12.       Coordination with Other Payments. If any Key Employee becomes entitled to receive payments under the Plan as a result of his termination of employment, those payments will be in lieu of any and all other claims or rights that the Key Employee may have for severance, separation and/or salary continuation pay upon that termination of employment pursuant to any other plan, policy or arrangement of the Company.

13.	Successors and Binding Effect.

(a)       The Company shall require any successor, (including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise, and such successor shall thereafter be deemed the Company for the purposes of the Plan), to assume and agree to perform the obligations under the Plan in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. The Plan shall be binding upon and inure to the benefit of the Company and any successor to the Company, but shall not otherwise be assignable, transferable or delegable by the Company.

(b)       The rights under the Plan shall inure to the benefit of and be enforceable by the Key Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

(c)       The rights under the Plan are personal in nature and neither the Company nor any Key Employee shall, without the consent of the other, assign, transfer or delegate the Plan or any rights or obligations hereunder except as expressly provided in this Section. Without limiting the generality of the foregoing, a Key Employee’s right to receive payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his or her will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section, the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

(d)       The obligation of the Company to make payments and/or provide benefits hereunder shall represent an unsecured obligation of the Company.

(e)       The Company and each Key Employee recognize that each party will have no adequate remedy at law for breach by the other of any of the agreements contained herein and, in the event of any such breach, the Company and each Key Employee hereby agree and consent that the other shall be entitled to a decree of specific performance, mandamus or other appropriate remedy to enforce performance of obligations under the Plan.

14.       Governing Law. The validity, interpretation, construction and performance of the Plan shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws ofsuch State.

15.       Validity. If any provisions of the Plan or the application of any provision hereof to any person or circumstance is held invalid, unenforceable or otherwise illegal, the remainder of the Plan and the application of such provision to any other person or circumstances shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

16.       Captions. The captions in the Plan are for convenience of reference only and do not define, limit or describe the scope or intent of the Plan or any part hereof and shall not be considered in any construction hereof.

17.       Construction. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender and the singular shall be deemed to include the plural, unless the context clearly indicates to the contrary.

18.	Administration of the Plan.

(a)       In General. The Plan shall be administered by the Committee, which shall be named fiduciary under the Plan. The Committee shall have the sole and absolute discretion to interpret where necessary all provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities, in the language of the Plan), to determine the rights and status of Key Employees or other persons under the Plan, to resolve questions or disputes arising under the Plan and to make any determinations with respect to the benefits payable hereunder and the persons entitled thereto as may be necessary for the purposes of the Plan. Without limiting the generality of the forgoing, the Committee is hereby granted the authority (i) to determine whether a particular employee is a “Key Employee” under the Plan and (ii) to determine whether a particular Key Employee is eligible for Employment Continuation Compensation and other benefits under the Plan.

(b)       Delegation of Duties. The Committee may delegate any of its administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of Employment Continuation Compensation, to a named administrator or administrators (the “Administrator”).

(c)       Regulations. The Committee shall promulgate any rules and regulations it deems necessary in order to carry out the purposes of the Plan or to interpret the terms and conditions of the Plan; provided, however, that no rule, regulation or interpretation shall be contrary to the provisions of the Plan.

(d)       Claims Procedure. The Committee shall determine the rights of any employee of the Company to any Employment Continuation Compensation hereunder. Any employee or former employee of the Company who believes that he is entitled to receive Employment Continuation Compensation under the Plan, including other than that initially determined by the Committee, may file a claim in writing with the Administrator. The Committee shall, no later than ninety (90) days after the receipt of a claim, either allow or deny the claim by written notice to the claimant. If a claimant does not receive written notice of the Committee’s decision on his claim within such 90-day period, the claim shall be deemed to have been denied in full.

A denial of a claim by the Committee, wholly or partially, shall be written in a manner calculated to be understood by the claimant and shall include:

(i)	the specific reason or reasons for the denial;

(ii)       specific reference to pertinent Plan provisions on which the denial is based;

(iii)      a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)	an explanation of the claim review procedure.

A claimant whose claim is denied (or his duly authorized representative) may, within thirty (30) days after receipt of denial of his claim, request a review of such denial by the Committee by filing with the Administrator a written request for review of his claim. If the claimant does not file a request for review with the Administrator within such 30-day period, the claimant shall be deemed to have acquiesced in the original decision of the Committee on his claim. If a written request for review is so filed within such 30-day period, the Committee shall conduct a full and fair review of such claim. During such full review, the claimant shall be given the opportunity to review documents that are pertinent to his claim and to submit issues and comments in writing. The Committee shall notify the claimant of its decision on review within sixty (60) days after receipt of a request for review. Notice of the decision on review shall be in writing. If the decision on review is not furnished to the claimant within such 60-day period, the claim shall be deemed to have been denied on review.

(e)       Revocability of Action. Any action taken by the Committee with respect to the rights or benefits under the Plan of any employee shall be revocable by the Committee as to payments or distributions not yet made to such person, and acceptance of Employment Continuation. Compensation under the Plan constitutes acceptance of and agreement to the Company making any appropriate adjustments in future payments or distributions to such person to offset any excess or underpayment previously made to him.

(f)        Execution of Receipt. Upon receipt of any Employment Continuation Compensation hereunder, the Committee reserves the right to require any Key Employee to execute a receipt evidencing the amount and payment of such Employment Continuation Compensation.

IN WITNESS WHEREOF, Scott L. Thompson, President and CEO, has caused the Plan to be executed effective the 9th day of December, 2008.

ATTEST:	DOLLAR THRIFTY AUTOMOTIVE
GROUP, INC., a Delaware corporation

_______________________________	By: ___________________________________
Vicki J. Vaniman	Scott L. Thomspon
Secretary	President and CEO

AMENDED AND RESTATED EMPLOYMENT CONTINUATION PLAN

FOR KEY EMPLOYEES OF

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

Annex A

Key Employees

James Duffy

R. Scott Anderson

Rick Morris

H. Clifford Buster

Vicki J. Vaniman

Annex B

Key Employees

Joseph Adamo

Thomas Adams

Jeffrey Cerefice

Fred Chesebro

Bill Copeland

Edward “Tony” Davis

Richard Halbrook

Vanna Mattee

Michael McMahon

Vijay Musuvathy

Kimberly Paul

Pamela S. Peck

Matt Pellegrino

Lynne Pritchard

Daniel Regan

James R. Ryan

Michael Souza

Annex C

Form of Release

WHEREAS, the Key Employee’s employment has been terminated in accordance with Section 4 of the Second Amended and Restated Employment Continuation Plan for Key Employees of Dollar Thrifty Automotive Group, Inc. dated as of December 9, 2008, by and between (the “Key Employee”) and Dollar Thrifty Automotive Group, Inc., a Delaware corporation (the “Plan”).

WHEREAS, the Key Employee is required to sign this Release in order to receive the Employment Continuation Pay as described in Section 5 of the Plan and the other benefits described in the Plan.

NOW THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Key Employee agrees as follows:

1.         This Release is effective on the date hereof and will continue in effect as provided herein.

2.         In consideration of the payments to be made and the benefits to be received by the Key Employee pursuant to the Plan, which the Key Employee acknowledges are in addition to payments and benefits which the Key Employee would be entitled to receive absent the Plan, the Key Employee, for himself and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind), hereby releases, dismisses, remises and forever discharges Dollar Thrifty Automotive Group, Inc., its predecessors, parents, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel (the “Company”) from any and all arbitrations, claims, including claims for attorney’s fees, demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which the Key Employee now has or may have had for, upon, or by reason of any cause whatsoever (“claims”), against the Company, including but not limited to:

(a)       any and all claims arising out of or relating to the Key Employee’s employment by or service with the Company and his termination from the Company;

(b)       any and all claims of discrimination, including but not limited to claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or handicap, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended and the Americans with Disabilities Act and any applicable state law provisions; and

(c)       any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied.

3.         The Key Employee understands and acknowledges that the Company does not admit any violation of law, liability or invasion of any of his rights and that any such violation, liability or invasion is expressly denied. The consideration provided for this Release is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that the Key Employee ever had or now may have against the Company to the extent provided in this Release. The Key Employee further agrees and acknowledges that no representations, promises or inducements have been made by the Company other than as appear in the Plan.

4.	The Key Employee further agrees and acknowledges that:

(a)       The release provided for herein releases claims to and including the date of this Release;

(b)       He has been advised by the Company to consult with legal counsel prior to executing this Release, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terms of this Release, and enters into this Release freely, voluntarily and intending to be bound;

(c)       He has been given a period of 21 days to review and consider the terms of this Release, prior to its execution and that he may use as much of the 21 day period as he desires; and

(d)	He may, within seven days after execution, revoke this Release.

Revocation shall be made by delivering a written notice of revocation to the Secretary of Dollar Thrifty Automotive Group, Inc. For such revocation to be effective, written notice must be actually received by the Secretary of Dollar Thrifty Automotive Group, Inc. no later than the close of business on the seventh day after the Key Employee executes this Release. If the Key Employee does exercise his right to revoke this Release, all of the terms and conditions of the Release shall be of no force and effect, the Company shall not have any obligation to make payments or provide benefits to the Key Employee as set forth in the Plan and all benefits provided to the Key Employee under the Plan prior to such revocation shall be recoverable by the Company.

5.         The Key Employee agrees that he will never file a lawsuit or other complaint asserting any claim that is released in this Release.

6.         The Key Employee does not by this Release relinquish any right whatsoever to any vested, deferred benefit in any employee benefit plan which provides for deferred compensation, retirement, pension, savings, thrift and/or employee stock ownership, as same are defined in the Employee Retirement Income Security Act, 29 U.S.C. § 1001, et seq., maintained by the Company.

7.         The Key Employee waives and releases any claim that he has or may have to reemployment after ___________________.

8.         The Key Employee agrees to hold harmless the Company from and against any and all costs or losses whatsoever, including reasonable attorney’s fees, caused by the Key Employee’s breach of any obligation contained herein or if any representation herein was false when made.

9.         Moreover, the provisions of this Release are severable and if any part of it is found to be unenforceable, the other paragraphs shall remain full, valid and enforceable.

IN WITNESS WHEREOF, the Key Employee has executed and delivered this Release on the date set forth below.

Dated:

[Insert Name of Key Employee]